Exhibit A:

Mr. Sanchez also directly owns 67,481 shares of Class B Common Stock. Shares of Class B Common Stock are convertible immediately upon receipt into shares of Class A Common Stock on a 1-for-1 basis and have no expiration date.

Mr. Sanchez also directly owns employee stock options to purchase shares of Class A Common Stock as follows:

Option to purchase 50,000 shares with (i) exercise price of $20.69 per share,
(ii) vesting in five equal annual installments beginning on 02/08/2004 and
(iii) expiration on 02/08/2013

Option to purchase 25,000 shares with (i) exercise price of $24.80 per share,
(ii) vesting in four equal annual installments beginning on 04/18/2002 and
(iii) expiration on 04/18/2011

Option to purchase 5,000 shares with (i) exercise price of $215.00 per share,
(ii) vesting in five equal installments with the first installment vesting on 04/01/2001 and the remaining four installments vesting annually beginning on 10/01/2001 and (iii) expiration on 10/17/2010

Option to purchase 5,000 shares with (i) exercise price of $393.13 per share,
(ii) vesting in five equal annual installments beginning on 06/30/2001 and
(iii) expiration on 06/16/2010

Option to purchase 10,000 shares with (i) exercise price of $102.19 per share, (ii) vesting in five equal annual installments beginning on 06/30/1999 and (iii) expiration on 06/16/2008

Option to purchase 10,800 shares with (i) exercise price of $12.50 per share,
(ii) vesting in five equal annual installments beginning on 09/30/1998 and
(iii) expiration on 09/30/2007.